EXHIBIT 10.4

GOLDMAN, SACHS & CO. | 200 WEST STREET | NEW YORK, NEW YORK 10282-2198 | TEL:  212-902-1000
Opening Transaction
To:	Dycom Industries, Inc. 11780 U.S. Highway 1, Suite 600 Palm Beach Gardens, Florida 33408

A/C:	051130730

From:	Goldman, Sachs & Co.

Re:	Additional Convertible Bond Hedge Transaction

Ref. No:	SDB2502801715

Date:	September 10, 2015

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman, Sachs & Co. (“Dealer”) and Dycom Industries, Inc. (“Counterparty”).  This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.      This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.  Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of September 15, 2015 between Counterparty and U.S. Bank National Association, as trustee (the “Indenture”), relating to the USD 420,000,000 principal amount of 0.75% Convertible Senior Notes due 2021 and the additional USD 65,000,000 principal amount of 0.75% Convertible Senior Notes due 2021 issued pursuant to the option to purchase additional convertible securities exercised on the date hereof (the “Convertible Securities”).  In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern.  For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation.  If any relevant sections of the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties, as evidenced by such draft of the Indenture.  The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended, modified or supplemented following its execution, any such amendment, modification or supplement will be disregarded for purposes of this Confirmation (other than Section 8(b)(ii) below) unless the parties agree otherwise in writing.  The Transaction is subject to early unwind if the closing of the Convertible Securities is not consummated for any reason, as set forth below in Section 8(k).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for US Dollars (“USD”) as the Termination Currency and the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty with a “Threshold Amount” of USD25.0 million so long as the 7.125% Senior Subordinated Notes due 2021 issued by Dycom Investments, Inc., a Delaware corporation, a wholly owned subsidiary of the Counterparty, are outstanding, and USD35.0 million at any time thereafter).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

The Transaction hereunder shall be the sole Transaction under the Agreement.  If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.      The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	September 10, 2015

Effective Date:	The closing date of the issuance of the Convertible Securities issued pursuant to the option to purchase additional Convertible Securities exercised on the date hereof.

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD0.33 1/3 (Ticker Symbol: “DY”).

Applicable Percentage:	50.00%

Number of Options:
The number of Optional Securities in denominations of USD1,000 principal amount purchased pursuant to the exercise by Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives (the “Representatives”) of the Initial Purchasers (as defined in the Purchase Agreement), of their option to purchase additional Convertible Securities pursuant to Section 2 of the Purchase

Agreement (as defined below). For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:
As of any date, a number of Shares per Option equal to the “Conversion Rate” (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment).

Fundamental Change Adjustment:	Any adjustment to the Conversion Rate pursuant to Section 4.06 of the Indenture.

Discretionary Adjustment:	Any adjustment to the Conversion Rate pursuant to Section 4.05(b) of the Indenture.

Strike Price:
As of any date, an amount in USD equal to USD1,000 divided by the Option Entitlement as of such date.  The Strike Price shall be rounded by the Calculation Agent in accordance with the applicable provisions of the Indenture.

Number of Shares:	As of any date, a number of Shares equal to the product of (i) the Applicable Percentage, (ii) the Number of Options and (iii) the Option Entitlement.

Premium:	USD7,761,000.00.

Premium Payment Date:	The Effective Date

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:
Each “Conversion Date” (as defined in the Indenture) occurring during the Exercise Period for Convertible Securities each in denominations of USD1,000 principal amount that are not “Relevant Convertible Securities” under (and as defined in) the confirmation between the parties hereto regarding the Base Convertible Bond Hedge Transaction dated September 9, 2015 (Transaction Ref. No. SDB2502800694) (the “Base Convertible Bond Hedge Transaction Confirmation”) (such Convertible Securities, the “Relevant Convertible Securities” for such Conversion Date).  For the purposes of determining whether any Convertible Securities will be Relevant Convertible Securities hereunder or “Relevant Convertible Securities” under the Base Convertible Bond Hedge Transaction Confirmation, Convertible Securities that are converted pursuant to the Indenture shall be allocated first to the Base Convertible Bond Hedge Transaction Confirmation until all Options thereunder are exercised or terminated.

Exercise Period:	The period from and excluding the Effective Date to and including the Expiration Date.

Expiration Date:
The earlier of (i) the last day on which any Convertible Securities remain outstanding and (ii) the second “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Automatic Exercise on
Conversion Dates:
Applicable; and means that on each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice Deadline:
In respect of any exercise of Options hereunder on any Conversion Date, 12:00 P.M., New York City time, on (i) in the case the applicable Relevant Convertible Securities will be settled by Counterparty by delivery of Shares only (together with cash in lieu of any fractional Share), the Scheduled Trading Day immediately following the relevant Conversion Date, or (ii) otherwise, the Scheduled Trading Day immediately preceding the first Scheduled Trading Day of the relevant Cash Settlement Averaging Period; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities for any Conversion Date occurring during the period from and including the 55th “Scheduled Trading Day” (as defined in the Indenture) prior to the Maturity Date (or if Counterparty has elected to settle all conversions of Convertible Securities solely in Shares (together with cash in lieu of any fractional Share) or through combination settlement with the “Specified Dollar Amount” (as defined in the Indenture) of less than USD1,000 and such election is effective on or prior to the 105th “Scheduled Trading Day” (as defined in the Indenture) prior to the Maturity Date, then from and including such date), to and including the Expiration Date (such period, the “Final Conversion Period”), the Notice Deadline shall be 12:00 P.M., New York City time, on the “Scheduled Trading Day” (as defined in the Indenture) immediately preceding the Maturity Date.

Notice of Exercise:
Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder and such obligation in respect of such exercise shall be permanently extinguished unless Counterparty notifies Dealer in writing prior to 12:00 P.M., New York City time, on the Notice Deadline in respect of such exercise, of (i) the number of Relevant Convertible Securities being converted on the related Conversion Date (specifying, if applicable, whether all or any portion of such Convertible Securities are Convertible

Securities as to which additional Shares would be added to the Conversion Rate (as defined in the Indenture) pursuant to Section 4.06 of the Indenture (the “Make-Whole Convertible Securities”)), (ii) the scheduled settlement date under the Indenture for the Relevant Convertible Securities for such Conversion Date, (iii) whether such Relevant Convertible Securities will be settled by Counterparty by delivery of cash, Shares or a combination of cash and Shares and, if such a combination, the “Specified Dollar Amount” (as defined in the Indenture) and (iv) the first “Scheduled Trading Day” (as defined in the Indenture) of the relevant “Observation Period” (as defined in the Indenture), if any; provided that in the case of any exercise of Options in connection with the conversion of any Relevant Convertible Securities for any Conversion Date occurring during the Final Conversion Period, the contents of such notice shall be as set forth in clauses (i) and (ii) above; provided, further, that any “Notice of Exercise” delivered to Dealer pursuant to the Base Convertible Bond Hedge Transaction Confirmation shall be deemed to be a Notice of Exercise pursuant to this Confirmation and the terms of such Notice of Exercise shall apply, mutatis mutandis, to this Confirmation. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure. If applicable, the Notice of Exercise shall also contain the Settlement Method Election Provisions. Notwithstanding the foregoing, such notice (and the related exercise of Options) shall be effective with respect to Options relating to Convertible Securities with a Conversion Date occurring prior to the first day of the Final Conversion Period if given after the Notice Deadline, but prior to 4:00 PM New York City time, on the fifth Exchange Business Day following the Notice Deadline, in which event Dealer’s Delivery Obligation shall not be extinguished but may instead be adjusted by the Calculation Agent in a commercially reasonable manner to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Notice Deadline.

For the avoidance of doubt, such adjustments shall be made in a commercially reasonable manner based on commercially reasonable inputs and, to the extent of any adjustments or amendments to the terms of this Confirmation or the Transaction, the Confirmation and Transaction shall retain (i) contingencies to exercise that are not an observable market, other than the market for the Counterparty’s stock (or the Share Termination Delivery Units, as applicable) or an observable index, other than an index calculated or measured solely by reference to the Counterparty’s own operations (or the issuer of the Share Termination Delivery Units’ own operations, as applicable), (ii) the commercially reasonable nature of adjustments permitted to the Transaction (such as to consider changes in volatility, expected dividends, stock price, strike price, stock loan rate or liquidity relevant to the Shares (or the Share Termination Delivery Units, as applicable), other commercially reasonable option pricing inputs and the ability to maintain a commercially reasonable hedge position relating to the underlying shares) and (iii) settlement in Shares (or the Share Termination Delivery Units, as applicable) as the default settlement method (subject to Counterparty’s ability to elect otherwise subject to certain conditions) pursuant to “Convertible Security Settlement Method” below and Section 8(b)(ii), Section 8(c) and Section 8(k) below.

Notice of Final Convertible Security
Settlement Method:
Counterparty shall notify Dealer in writing of the final settlement method (and, if applicable, the final Specified Dollar Amount) elected (or deemed to be elected) with respect to the Convertible Securities before 4:00 P.M. (New York City time) on the earlier to occur of (x) the date on which it makes the irrevocable election of a settlement method in accordance with Section 8.01(j) of the Indenture and (y) March 15, 2021. If applicable, the Notice of Final convertible Security Settlement Method shall also contain the Settlement Method Election Provisions.

Dealer’s Telephone Number
and Telex and/or Facsimile Number
and Contact Details for purpose of
Giving Notice:	As specified in Section 6(b) below.

Settlement Terms:

Settlement Date:
For any Exercise Date, the settlement date for the cash (if any) and/or Shares (if any) to be delivered in respect of the Relevant Convertible Securities for the relevant Conversion Date under the terms of the Indenture; provided that the Settlement Date shall not be prior to the latest of (i) the date one Settlement Cycle following the final day of the relevant Cash

Settlement Averaging Period, (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Dealer of such Settlement Date prior to 12:00 P.M., New York City time, or (iii) the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 12:00 P.M., New York City time.

Delivery Obligation:
In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date (the “Delivery Obligation”):

(i) a number of Shares equal to the product of the Applicable Percentage and (I) the aggregate number of Shares included in the “Settlement Amount” (as defined in the Indenture), if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities for such Conversion Date pursuant to Section 4.03(a)(ii)(C) of the Indenture, as determined by the Calculation Agent by reference to such Section of the Indenture (except that such number of Deliverable Shares shall be determined without taking into consideration any rounding pursuant to Section 4.03(b) of the Indenture and shall be rounded down to the nearest whole number) and (II) cash in lieu of any fractional Share resulting from such rounding; and/or

(ii) cash equal to the product of the Applicable Percentage and the excess of (I) the “Daily Principal Portion” (as defined in the Indenture but with relevant references to “50” deemed replaced with a reference to the number of “VWAP Trading Days” (as defined in the Indenture) comprising the relevant Cash Settlement Averaging Period) over (II) USD1,000 divided by the number of “VWAP Trading Days” (as defined in the Indenture) comprising the relevant Cash Settlement Averaging Period, for each “VWAP Trading Day” (as defined in the Indenture) during the relevant Cash Settlement Averaging Period per Convertible Security (in denominations of USD1,000) that Counterparty would be obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date pursuant to Section 4.03(a)(ii)(C) of the Indenture, as determined by the Calculation Agent by reference to such Section of the Indenture;

for each of clauses (i) and (ii), determined as if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Convertible Security Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Relevant Convertible Securities (collectively, the “Convertible Obligation”); provided that the Delivery Obligation shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a direct or indirect result of any adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment and any interest payment that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date. Notwithstanding the foregoing, in all events the Delivery Obligation shall be capped so that the value of (x)(I) the number of Shares comprising the Delivery Obligation multiplied by the Share Obligation Value Price plus (II) the amount of cash comprising the Delivery Obligation, does not exceed (y) the relevant Net Convertible Share Obligation Value.  For the avoidance of doubt, if the “Daily Conversion Value” (as defined in the Indenture but with references therein to “50” deemed replaced with a reference to the number of “VWAP Trading Days” (as defined in the Indenture) comprising the relevant Cash Settlement Averaging Period) for any “VWAP Trading Day” (as defined in the Indenture) occurring in the relevant Cash Settlement Averaging Period is less than or equal to USD1,000 divided by the number of “VWAP Trading Days” (as defined in the Indenture) comprising the relevant Cash Settlement Averaging Period, Dealer will have no delivery obligation hereunder in respect of the related Exercise Date and such VWAP Trading Day.

Convertible Security Settlement Method:
For any Relevant Convertible Securities, if (i) Counterparty has notified Dealer in the related Notice of Exercise (or in the Notice of Final Convertible Security Settlement Method, as the case may be) that it has elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares in accordance with Section 4.03(a)(i) of the Indenture with a Specified Dollar Amount of at least USD1,000 (a “Cash Election”) and (ii) such Notice of Exercise (or such Notice of Final Convertible Security Settlement Method, as the case may be) contains all of the Settlement Method Election Provisions (unless such Settlement Method Election Provisions are not required in the circumstances set forth in the parenthetical under “Settlement Method Election Provisions” below), the Convertible Security Settlement Method shall be the settlement method actually so elected by Counterparty in respect of such Relevant Convertible Securities; otherwise, the Convertible Security Settlement Method shall (x) assume Counterparty had made a Cash Election with respect to such Relevant Convertible Securities with a Specified Dollar Amount of USD1,000 per Relevant Convertible Security and (y) be calculated as if the relevant “Observation Period” pursuant to Section 4.03(a)(ii)(C) of the Indenture consisted of 100 “VWAP Trading Days” (as defined in the Indenture) commencing on (I) the second “Scheduled Trading Day” (as defined in the Indenture) after the Conversion Date for conversions with a related Conversion Date occurring prior to the Final Conversion Period or (II) the 102nd “Scheduled Trading Day” (as defined in the Indenture) prior to the Maturity Date for conversions with a related Conversion Date occurring during the Final Conversion Period (such “Observation Period”, subject to the provisions of this clause (y), the “Cash Settlement Averaging Period” for such Relevant Convertible Securities).

Settlement Method Election Provisions:
In order for the Convertible Security Settlement Method to be the settlement method actually elected by Counterparty under the Indenture in respect of the applicable Relevant Convertible Securities in accordance with “Convertible Security Settlement Method” above, the related Notice of Exercise (or Notice of Final Convertible Security Settlement Method, as the case may be) must contain in writing the following representations, warranties and acknowledgments from Counterparty to Dealer as of such notice delivery date (except that such representations, warranties and acknowledgments will not be required in the case where the Relevant Convertible Securities will be settled by Counterparty by delivery of a combination of cash and Shares with a Specified Dollar Amount equal to USD1,000 where Counterparty has either (x) failed to elect a settlement method under the Indenture in respect of the applicable Relevant Convertible Securities so that Counterparty is deemed to have elected such settlement method by default pursuant to Section 4.03(a)(i) of the Indenture or (y) merely confirmed such deemed election of the default settlement method pursuant to Section 4.03(a)(i) of the Indenture):

(i) none of Counterparty and its officers or directors, or any person that controls, potentially controls, or otherwise exercises influence over, Counterparty’s decision to elect the Convertible Security Settlement Method is making such election “on the basis of” (within the meaning of Rule 10b5-1(b) under the Exchange Act) any material nonpublic information regarding Counterparty or the Shares;

(ii) Counterparty is electing the Convertible Security Settlement Method in good faith and not as part of a plan or scheme to evade compliance with the U.S. federal securities laws; Counterparty is not electing the settlement method under the Indenture for the Relevant Convertible Securities or the Convertible Security Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act; and Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;

(iii) Counterparty has the power to make such election and to execute and deliver any documentation relating to such election that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such election, execution, delivery and performance;

(iv) such election and performance of its obligations under this Confirmation do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and

(v) any transaction that Dealer makes with respect to the Shares during the period beginning at the time that Counterparty delivers such notice and ending at the close of business on the final day of the Cash Settlement Averaging Period shall be made by Dealer at Dealer’s sole discretion for Dealer’s own account and Counterparty shall not have, and shall not attempt to exercise, any influence over how, when, whether or at what price Dealer effects such transactions, including, without limitation, the prices paid or received by Dealer per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant

Cash Settlement Averaging Period, Counterparty shall give Dealer notice of the final number of Shares and/or amount of cash comprising the settlement obligation under the Indenture in respect of the Relevant Convertible Securities; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer, within the time period set forth above, with a single notice of the aggregate number of Shares and/or amount of cash comprising the settlement obligation under the Indenture in respect of the Relevant Convertible Securities for all Exercise Dates occurring during such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to a Notice of Exercise or Notice of Convertible Security Settlement Method, as the case may be, as set forth above, in any way).

Net Convertible Share Obligation Value:
With respect to Relevant Convertible Securities as to a Conversion Date, the product of (i) the Applicable Percentage and (ii)(A) the Total Convertible Share Obligation Value of such Relevant Convertible Securities for such Conversion Date minus (B) the aggregate principal amount of such Relevant Convertible Securities for such Conversion Date.

Total Convertible Share Obligation Value:
With respect to Relevant Convertible Securities with respect to a Conversion Date, (i) (A) the number of Shares equal to the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of Relevant Convertible Securities for such Conversion Date pursuant to the Indenture (except that such number of Shares shall be determined without taking into consideration any rounding pursuant to Section 4.03(b) of the Indenture) multiplied by (B) the Share Obligation Value Price plus (ii) an amount equal to (A) the fractional Shares, if any, that would have resulted but for the rounding under (i)(A) above multiplied by (B) the Share Obligation Value Price plus (iii) an amount of cash equal to the aggregate amount of cash that Counterparty is obligated to deliver to the holder(s) of Relevant Convertible Securities for such Conversion Date pursuant to the Indenture; provided that, the Total Convertible Share Obligation Value shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a direct or indirect result of any adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment and any interest payment that Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date.

Share Obligation Value Price:	The opening price as displayed under the heading “Op” on Bloomberg page “DY.N <Equity>“ (or any successor thereto) on the applicable Settlement Date.

Other Applicable Provisions:
To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Certificated Shares:
Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System.  With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Adjustments:

Method of Adjustment:
Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 4.04(a) through (e) of the Indenture that the Calculation Agent determines would result in an adjustment under the Indenture by reference to such Section thereof, the Calculation Agent shall make a corresponding adjustment in respect of any one or more of the Strike Price, the Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement or payment of the Transaction, subject to “Discretionary Adjustments” below.

For the avoidance of doubt, such adjustments shall be made in a commercially reasonable manner based on commercially reasonable inputs and, to the extent of any adjustments or amendments to the terms of this Confirmation or the Transaction, the Confirmation and Transaction shall retain (i) contingencies to exercise that are not an observable market, other than the market for the Counterparty’s stock (or the Share Termination Delivery Units, as applicable) or an observable index, other than an index calculated or measured solely by reference to the Counterparty’s own operations (or the issuer of the Share Termination Delivery Units’ own operations, as applicable), (ii) the commercially reasonable nature of adjustments permitted to the Transaction (such as to consider changes in volatility, expected dividends, stock price, strike price, stock loan rate or liquidity relevant to the Shares (or the Share Termination Delivery Units, as applicable), other commercially reasonable option pricing inputs and the ability to maintain a commercially reasonable hedge position relating to the underlying shares) and (iii) settlement in Shares (or the Share Termination Delivery Units, as applicable) as the default settlement method (subject to Counterparty’s ability to elect otherwise subject to certain conditions) pursuant to “Convertible Security Settlement Method” below and Section 8(b)(ii), Section 8(c) and Section 8(k) below.

Immediately upon the occurrence of any “Adjustment Event” (as defined in the Indenture), Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.  In addition, the Calculation Agent shall, to the extent the Calculation Agent determines practicable in its commercially reasonable discretion, make a corresponding adjustment to the settlement terms of the Options (but without duplication of any adjustment pursuant to the foregoing sentence) to the extent an analogous adjustment would be made pursuant to Section 4.05(a) of the Indenture; provided that the Calculation Agent may limit or alter any such adjustment referenced in this sentence in a commercially reasonable manner so that the fair value of the Transaction to Dealer is not reduced as a result of such adjustment.  For the avoidance of doubt, Dealer shall not have any delivery obligation hereunder in respect of any “Distributed Property” delivered by Counterparty pursuant to the second sentence of Section 4.04(c) of the Indenture or any payment obligation in respect of any cash paid by Counterparty pursuant to the second sentence of Section 4.04(d) of the Indenture (collectively, the “Dilution Adjustment Fallback Provisions”), and no adjustment shall be made to the terms of the Transaction on account of any event or condition described in the Dilution Adjustment Fallback Provisions.

Discretionary Adjustments:
Notwithstanding anything to the contrary herein or in the Equity Definitions, if the Calculation Agent in good faith disagrees with any adjustment under the Indenture that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 4.05(a) of the Indenture or pursuant to Section 4.07(a) of the Indenture any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction in a commercially reasonable manner.

For the avoidance of doubt, such adjustments shall be made in a commercially reasonable manner based on commercially reasonable inputs and, to the extent of any adjustments or amendments to the terms of this Confirmation or the Transaction, the Confirmation and Transaction shall retain (i) contingencies to exercise that are not an observable market, other than the market for the Counterparty’s stock (or the Share Termination Delivery Units, as applicable) or an observable index, other than an index calculated or measured solely by reference to the Counterparty’s own operations (or the issuer of the Share Termination Delivery Units’ own operations, as applicable), (ii) the commercially reasonable nature of adjustments permitted to the Transaction (such as to consider changes in volatility, expected dividends, stock price, strike price, stock loan rate or liquidity relevant to the Shares (or the Share Termination Delivery Units, as applicable), other commercially reasonable option pricing inputs and the ability to maintain a commercially reasonable hedge position relating to the underlying shares) and (iii) settlement in Shares (or the Share Termination Delivery Units, as applicable) as the default settlement method (subject to Counterparty’s ability to elect otherwise subject to certain conditions) pursuant to “Convertible Security Settlement Method” below and Section 8(b)(ii), Section 8(c) and Section 8(k) below.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means any “Merger Event” as defined in Section 4.07(a) of the Indenture.

Consequences of Merger Events:
Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event that the Calculation Agent determines by reference to Section 4.07 of the Indenture would result in an adjustment under the Indenture, the Calculation Agent shall make a corresponding adjustment in respect of any one or more of the Strike Price, the Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement or payment of the Transaction; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment; and provided further that the Calculation

Agent may limit or alter any such adjustment referenced in this paragraph in a commercially reasonable manner so that the fair value of the Transaction to Dealer is not reduced as a result of such adjustment; and provided further that if, with respect to a Merger Event, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation organized under the laws of the United States, any state thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event will not be a corporation organized under the laws of the United States, any state thereof or the District of Columbia and/or will not be the Issuer following such Merger Event, in either case, Dealer may elect (in its sole discretion) for Cancellation and Payment (Calculation Agent Determination) to apply.

For the avoidance of doubt, such adjustments shall be made in a commercially reasonable manner based on commercially reasonable inputs and, to the extent of any adjustments or amendments to the terms of this Confirmation or the Transaction, the Confirmation and Transaction shall retain (i) contingencies to exercise that are not an observable market, other than the market for the Counterparty’s stock (or the Share Termination Delivery Units, as applicable) or an observable index, other than an index calculated or measured solely by reference to the Counterparty’s own operations (or the issuer of the Share Termination Delivery Units’ own operations, as applicable), (ii) the commercially reasonable nature of adjustments permitted to the Transaction (such as to consider changes in volatility, expected dividends, stock price, strike price, stock loan rate or liquidity relevant to the Shares (or the Share Termination Delivery Units, as applicable), other commercially reasonable option pricing inputs and the ability to maintain a commercially reasonable hedge position relating to the underlying shares) and (iii) settlement in Shares (or the Share Termination Delivery Units, as applicable) as the default settlement method (subject to Counterparty’s ability to elect otherwise subject to certain conditions) pursuant to “Convertible Security Settlement Method” below and Section 8(b)(ii), Section 8(c) and Section 8(k) below.

Notice of Merger Consideration and
Consequences:
Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant merger date) notify the Calculation Agent of (i) the type and amount of consideration that a holder of Shares would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause Shares to be converted into the right to receive more than a single type of consideration, (ii) if holders of Shares affirmatively make such an election, the weighted average of the types and amounts of consideration to be received by the holders of Shares that affirmatively make such an election, and (iii) the details of the adjustment to be made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency
or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Termination Event(s):
Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, any Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction(s) (or portions thereof) being the Affected Transaction(s) and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

Additional Disruption Events:

(a)	Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided, further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b)	Failure to Deliver:	Applicable

(c)	Insolvency Filing:	Applicable

(d)	Hedging Disruption:	Applicable; provided that:

(i)	Section 12.9(a)(v) of the Equity Definitions is hereby modified by:

(a)	inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date”;

(b)	inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, the transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing and other terms.”;

(ii)
Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof,  after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e)	Increased Cost of Hedging:	Applicable

Hedging Party:	Dealer

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3.	Calculation Agent:
Dealer; provided that all calculations and determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner; provided further that, upon receipt of written request from Counterparty, the Calculation Agent shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five Exchange Business Days from the receipt of such request.

4.	Account Details:

Dealer Payment Instructions:

Counterparty Payment Instructions:

To be provided by Counterparty.

5.	Offices:

The Office of Dealer for the Transaction is:

200 West Street, New York, New York 10282-2198

The Office of Counterparty for the Transaction is:

11780 U.S. Highway 1, Suite 600
Palm Beach Gardens, Florida 33408

6.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

To:	Dycom Industries, Inc.
11780 U.S. Highway 1, Suite 600
Palm Beach Gardens, Florida 33408
Attn:	General Counsel
Telephone:	(561) 627-7171
Facsimile:	(561) 627-7709

(b)	Address for notices or communications to Dealer:

To:	Goldman, Sachs & Co.
200 West Street
New York, NY 10282-2198
Attn:	Bennett Schachter

Structured Equity Group
Telephone:	212-902-2568
Facsimile:	212-902-3000
Email:	bennett.schachter@gs.com

With a copy to:

Attn:	Daniel Josephs
Structured Equity Group
Telephone:	212-902-8193
Facsimile:	917-977-3943
Email:	daniel.josephs@gs.com

And email notification to the following address:
Eq-derivs-notifications@am.ibd.gs.com

7.	Representations, Warranties and Agreements:

(a)           In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)           On the Trade Date, as of the date of any election by Counterparty for Dealer to satisfy its Payment Obligation in cash under Section 8(c) below, and as of the date of any election by Counterparty to pay cash in the circumstances set forth in Section 8(k)(ii) below, (A) none of Counterparty and its officers and directors is entering into the Transaction or making such election, as applicable, “on the basis of” (within the meaning of Rule 10b5-1(b) under the Exchange Act) any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)           (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii)           Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(iv)           Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v)           Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.  Based on such resolutions, neither Dealer nor any of its affiliates shall be subject to the restrictions under Section 607.0901 of the Florida Business Corporation Act as an “interested stockholder” of Counterparty by virtue of (A) its role as initial purchaser of, or market-maker in, the Convertible Securities, (B) its entry into the Transaction and/or (C) any hedging transactions in Counterparty’s securities in connection with the Transaction.

(vi)           Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(vii)           Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii)           On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(ix)           The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement, dated as of September 9, 2015, between Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as the Representatives and Counterparty (the “Purchase Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(x)           No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(xi)           Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including, without limitation, the transaction that is the subject of this confirmation and any transactions related hereto or contemplated hereby; (B) will exercise independent judgment in evaluating the recommendations of Dealer and its affiliates or associated persons with regard to any such securities transactions or strategies unless it has otherwise notified Dealer in writing; and (C) has total assets of at least $50 million. Counterparty will notify Dealer if the immediately preceding statement contained in this Section 7(a)(xi) ceases to be true.

(xii)           Without limiting the generality of Section 3(a) of the Agreement, neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument filed as an exhibit to Counterparty’s Annual Report on Form 10-K for the year ended July 25, 2015, as updated by any subsequent filings, to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(b)           Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c)           Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof.  Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)           Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code.  The parties hereto further intend (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e)           Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Section 7(a)(vii) hereof and such other matters as Dealer may reasonably request.

(f)           Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g)           Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(h)           Each party acknowledges and agrees to be bound by the rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits thereof.

(i)           Counterparty represents and warrants that the assets used in the Transaction (i) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Part 4 of Title I of ERISA, and (ii) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101, as modified by Section 3(42) of ERISA.

(j)           On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for

Shares, except through one or more of the Representatives pursuant to the Share repurchase transactions contemplated under “Use of Proceeds” in the Preliminary Offering Circular for the Convertible Securities, as supplemented by the related pricing term sheet.

8.  Other Provisions:

(a)           Right to Extend.  Dealer may postpone or add, in whole or, other than in the event Dealer determines in good faith that such extension or addition resulted solely pursuant to the circumstances set forth in clause (ii)(y) below and solely with respect to voluntarily adopted policies and procedures, in part, any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation in a commercially reasonable manner, other than in the event Dealer determines in good faith that such extension or addition resulted solely pursuant to the circumstances set forth in clause (ii)(y) below and solely with respect to voluntarily adopted policies and procedures), if Dealer determines, in good faith and in its reasonable discretion (based on advice of counsel in the case of the immediately following clause (ii)), that such extension or addition is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market or (ii) to enable Dealer to effect transactions with respect to Shares or Share Termination Delivery Units in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance (x) with applicable legal, regulatory or self-regulatory requirements, or (y) with related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer generally applicable in similar situations and applied in a non-discriminatory manner).

For the avoidance of doubt, such adjustments shall be made in a commercially reasonable manner based on commercially reasonable inputs and, to the extent of any adjustments or amendments to the terms of this Confirmation or the Transaction, the Confirmation and Transaction shall retain (i) contingencies to exercise that are not an observable market, other than the market for the Counterparty’s stock (or the Share Termination Delivery Units, as applicable) or an observable index, other than an index calculated or measured solely by reference to the Counterparty’s own operations (or the issuer of the Share Termination Delivery Units’ own operations, as applicable), (ii) the commercially reasonable nature of adjustments permitted to the Transaction (such as to consider changes in volatility, expected dividends, stock price, strike price, stock loan rate or liquidity relevant to the Shares (or the Share Termination Delivery Units, as applicable), other commercially reasonable option pricing inputs and the ability to maintain a commercially reasonable hedge position relating to the underlying shares) and (iii) settlement in Shares (or the Share Termination Delivery Units, as applicable) as the default settlement method (subject to Counterparty’s ability to elect otherwise subject to certain conditions) pursuant to “Convertible Security Settlement Method” below and Section 8(b)(ii), Section 8(c) and Section 8(k) below.

(b)           Additional Termination Events.

(i)           The occurrence of (A) an event of default with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 6.01 of the Indenture, or (B) an Amendment Event, in each case, shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, absence of redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion rate, conversion rate adjustment provisions, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend, in each case without the prior consent of Dealer.

(ii)           Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of Options that relate to Make-Whole Convertible Securities in respect of which the Conversion Date occurs prior to the Final Conversion Period shall constitute an Additional Termination Event as provided in this clause (ii).  Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall be as soon as commercially reasonably practicable on or after the related settlement date under the Indenture for such Make-Whole Convertible Securities) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Make-Whole Options”) equal to the lesser of (A) (x) the aggregate principal amount of such Make-Whole Convertible Securities specified in such Notice of Exercise, divided by USD 1,000 minus (y) the number of “Make-Whole Options” (as defined in the Base Convertible Bond Hedge Transaction Confirmation), if any, that relate to such Make-Whole Convertible Securities (and for the purposes of determining whether any Options under this Confirmation or under the Base Convertible Bond Hedge Transaction Confirmation will be among the Make-Whole Options hereunder or under, and as defined in, the Base Convertible Bond Hedge Transaction Confirmation, the relevant Make-Whole Convertible Securities shall be allocated first to the Base Convertible Bond Hedge Transaction Confirmation until all Options thereunder are exercised or terminated) and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Make-Whole Options.  Any payment hereunder with respect to such termination (the “Make-Whole Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a number of Options equal to the number of Make-Whole Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any Fundamental Change Adjustment); provided that the Make-Whole Unwind Payment shall not be greater than the product of (x) the Applicable Percentage, (y) the number of Make-Whole Options and (z) the excess of (I) the product of the Conversion Rate (determined after taking into account any applicable Fundamental Change Adjustment) and the Share Obligation Value Price on the applicable settlement date for the cash and/or Shares to be delivered pursuant to Section 4.03(a)(ii) of the Indenture in respect of the relevant Make-Whole Convertible Securities over (II) USD1,000.

If Counterparty has notified, or deemed to have notified, Dealer, in accordance with the requirements set forth herein, in the applicable Notice of Exercise (or in the Notice of Final Convertible Security Settlement Method, as the case may be) that it has elected to satisfy its conversion obligation in respect of the related Make-Whole Convertible Securities entirely in Shares or in a combination of cash and Shares, then in lieu of paying the Make-Whole Unwind Payment entirely in cash, Dealer shall pay and/or deliver to Counterparty, on the date such Make-Whole Unwind Payment would otherwise be due (or within a commercially reasonable period of time thereafter, as determined by Dealer taking into account existing liquidity conditions and Dealer’s commercially reasonable hedging and hedge unwind activity or settlement activity in connection with delivery) (A) in the case where Counterparty has elected to satisfy its conversion obligation in respect of the related Make-Whole Convertible Securities entirely in Shares or in a combination of cash and Shares with a Specified Dollar Amount (as defined in the Indenture) equal to or less than USD 1,000, a number of Shares equal to the quotient of (x) the amount of such Make-Whole Unwind Payment divided by (y) a market price per Share (which market price per Share may, but is not required to, correspond to the Daily VWAP over the Observation Period (each as defined in the Indenture), if applicable, with respect to the Make-Whole Convertible Securities) (the “Market Price”) determined by the Calculation Agent or (B) in the case where Counterparty has elected to satisfy its conversion obligation in respect of the related Make-Whole Convertible Securities in a combination of cash and Shares with a Specified Dollar Amount (as defined in the Indenture) greater than USD 1,000, (x) an amount of cash equal to the lesser of (1) the amount of such Make-Whole Unwind Payment and (2) the product of (I) the product of the Applicable Percentage and the excess of such Specified Dollar Amount (as defined in the Indenture) over USD 1,000 and (II) the number of Make-Whole Options and (y) if the amount of such Make-Whole Unwind Payment exceeds the amount of cash calculated pursuant to the immediately preceding clause (B)(x)(2), a number of Shares equal to the quotient of (x) the amount of such excess divided by (y) the Market Price. Notwithstanding anything to the contrary herein, any payment calculated pursuant to this Section 8(b)(ii) shall not be a “Payment Obligation” to which the Share Termination Alternative provisions of Section 8(c) below apply; provided that, for the avoidance of doubt, in the case of a payment or delivery pursuant to this Section 8(b)(ii) following an Extraordinary Event, the Calculation Agent may adjust the composition of the Shares as appropriate to reflect the composition of consideration received by holders of Shares in such Extraordinary Event (as determined in a manner consistent with the provisions opposite the caption “Share Termination Delivery Unit” below) and the provisions opposite the caption “Other Applicable Provisions” below shall apply.

(c)           Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If Dealer shall owe Counterparty any amount upon settlement, cancellation or termination of the Transaction, including, without limitation, pursuant to Section 12.2 of the Equity Definitions or “Consequences of Merger Events” above, or Section 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (but excluding, for the avoidance of doubt, any amount pursuant to “Settlement Terms” above, Section 8(b)(ii) above, Section 8(d) below and/or Section 8(k) below) (a “Payment Obligation”), Dealer shall satisfy any such Payment Obligation by the Share Termination Alternative (as defined below), unless Counterparty elects for Dealer to pay the relevant Payment Obligation in cash by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Cash Termination”); provided that, if Counterparty elects to require Dealer to satisfy its Payment Obligation by paying cash, Dealer shall have the right, in its sole reasonable discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s election to the contrary; and provided further that, notwithstanding the foregoing, the Share Termination Alternative will not be required (but, for the avoidance of doubt, Dealer shall have the right to elect for the Share Termination Alternative to apply) in the event (i) of an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party or an Extraordinary Event, which Event of Default, Termination Event or Extraordinary Event resulted from an event or events within Counterparty’s control.  If the Share Termination Alternative applies, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:
If applicable, means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to the Transaction, including, without limitation, pursuant to “Consequences of Merger Events” above or Section 12.2, 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date or dates as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:
A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price.  The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:
The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:
In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable.  If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:
If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

(d)           Disposition of Hedge Shares.  Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner, or if Dealer, in its sole commercially reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the “Daily VWAP” (as defined in the Indenture) on such Exchange Business Days, and in the amounts, requested by Dealer. This Section 8(d) shall survive the termination, expiration or early unwind of the Transaction.

(e)           Repurchase and Conversion Rate Adjustment Notices.  Counterparty shall, at least two Exchange Business Days prior to any day on which Counterparty effects any repurchase of Shares or consummates or otherwise engages in any transaction or event that could reasonably be expected to lead to an increase in the Conversion Rate (a “Conversion Rate Adjustment Event”), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage would reasonably be expected to be (i) greater than 4.5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% than the Notice Percentage as of the date hereof), and , if such repurchase or Conversion Rate Adjustment Event, or the intention to effect the same, would constitute material nonpublic information with respect to Counterparty or the Shares, Counterparty shall make public disclosure thereof at or prior to delivery of such Repurchase Notice.  The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares plus the number of Shares underlying any other call options sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day.  In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to the Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any state or federal law, regulation or regulatory order, relating to or arising out of such failure.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty.  This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f)            Transfer and Assignment.  Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any affiliate of Dealer (i) of credit quality (or whose obligations would be guaranteed by another affiliate of Dealer of credit quality) equivalent to Dealer’s (or its guarantor’s) or (ii) whose obligations would be guaranteed by Dealer (or its guarantor) or Dealer’s direct or indirect parent entity, in each case, subject to the following conditions:  (x) immediately upon giving effect to such transfer and assignment, an Event of Default, Potential Event of Default or Termination Event will not occur as a result thereof and (y) as a result of such transfer and assignment, Counterparty will not be expected as of the date of such transfer and assignment to receive from the transferee on any payment date or delivery date an amount or a number of Shares, as applicable, that is, solely as a result of such transfer or assignment, lower than the amount or the number of Shares, respectively, that Dealer would have been required to pay or deliver to Counterparty in the absence of such transfer and assignment. If at any time at which (1) the Equity Percentage exceeds 8.0% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 607.0901 of the Florida Business Corporation Act or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Counterparty applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), Dealer, in its good faith discretion, is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists following such partial termination.  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day.  In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited, to the following conditions:

(A)          With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under Section 2 (regarding Extraordinary Events) or 8(d) of this Confirmation;

(B)          Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(C)          Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty as are requested and reasonably satisfactory to Dealer;

(D)          Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)          An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)          Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax or other documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)          Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(g)           Staggered Settlement. If, based on advice of counsel, Dealer reasonably determines it is advisable with respect to any applicable legal, regulatory or self-regulatory requirements and/or to avoid an Excess Ownership Position, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on one or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i)           in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the Nominal Settlement Date, but not prior to the earlier of the relevant Conversion Date and the first day of the relevant Cash Settlement Averaging Period) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii)           the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(h)           Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i)      No Netting and Set-off.  The provisions of Section 2(c) of the Agreement shall not apply to the Transaction.  Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, under any other agreement between parties hereto, by operation of law or otherwise.

(j)      Equity Rights.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.  For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(k)      Early Unwind.  In the event the sale by Counterparty of the Optional Securities is not consummated pursuant to the Purchase Agreement for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 7(e), in each case by the close of business in New York on September 15, 2015 (or such later date as agreed upon by the parties) (September 15, 2015 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty hereunder shall be cancelled and terminated and Counterparty shall (i) deliver to Dealer a number of Shares having a value (as determined by the Calculation Agent) equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares), as determined by the Calculation Agent, and the parties shall enter into customary and commercially reasonable documentation relating to the registered or exempt resale of such Shares or (ii) at the election of Counterparty by providing prompt written notice to Dealer within one

Scheduled Trading Day (in which notice Counterparty remakes the representations and warranties set forth in Section 7(a)(i) above) pay to Dealer an amount in cash equal to such aggregate amount calculated pursuant to clause (i) above; provided that, if Counterparty is required to deliver Shares pursuant to clause (i) above, notwithstanding the foregoing, the number of Shares so delivered will not exceed a number of Shares equal to two multiplied by the Number of Shares (with such Number of Shares determined, for the avoidance of doubt, as if the relevant Convertible Securities had been issued). Following such termination, cancellation and payment or delivery, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction either prior to or after the Early Unwind Date.  Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l)      Wall Street Transparency and Accountability Act of 2010.  The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein or the Agreement (including, but not limited to, rights arising from a Change in Law, a Failure to Deliver, a Hedging Disruption, an Increased Cost of Hedging, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(m) Payment by Counterparty. In the event that, following the payment of the Premium hereunder by counterparty, an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, such amount shall be deemed to be zero.

(n)      Governing Law.  THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(o)      Amendment.  This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(p)      Counterparts.  This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(q)      Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and, subject to the first sentence of Section 8(f) above (if any such designation and assumption referred to in this sentence constitutes a transfer and assignment subject to such first sentence of Section 8(f)), any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty to the extent, and solely to the extent, of any such performance.

(r)      Tax Matters.

(i)           Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act.  “Indemnifiable Tax” as defined in Section 14 of the Master Agreement shall not include any withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Master Agreement.

(ii)           HIRE Act.  “Indemnifiable Tax” as defined in Section 14 of the Master Agreement shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

(iii)           Tax documentation. Counterparty shall provide to Dealer a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) upon reasonable request of Dealer and (iii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect.  Additionally, Counterparty shall, promptly upon request by Dealer, provide such other tax forms and documents reasonably requested by Dealer.  Dealer shall provide to Counterparty a valid U.S. Internal Revenue Service  Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) upon reasonable request of Counterparty and (iii) promptly upon learning that any such tax form previously provided by Dealer has become obsolete or incorrect.  Additionally, Dealer shall, promptly upon request by Counterparty, provide such other tax forms and documents reasonably requested by Counterparty.

(iv)           Tax Representations.  Counterparty represents to Dealer that for U.S. federal income tax purposes it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) and an “exempt recipient” (as that term is used in section 1.6049-4(c)(1) of the United States Treasury Regulations).  Dealer represents to Counterparty that for U.S. federal income tax purposes it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) and an “exempt recipient” (as that term is used in section 1.6049-4(c)(1) of the United States Treasury Regulations).

(s)      Amendment to Equity Definitions.  The following amendment shall be made to the Equity Definitions:

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(t)           Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(u)           Jurisdiction.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(v) Gross-Up. To the extent an amount is payable by Dealer under 2(d)(i)(4) of the Agreement on account of a delivery of securities or property other than cash, Dealer will satisfy the obligations under 2(d)(i)(4) of the Agreement by increasing the amount of such delivery by an amount amount having a value, as determined by the Calculation Agent, that corresponds to the requirements of 2(d)(i)(4) of the Agreement.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83.

Yours faithfully,

GOLDMAN, SACHS & CO.

By:	/s/ Eugene Parloff
	Name:	Eugene Parloff
	Title:	Vice President

Agreed and Accepted By:

DYCOM INDUSTRIES, INC.

By:	/s/ H. Andrew DeFerrari
	Name:	H. Andrew DeFerrari
	Title:	Senior Vice President & Chief Financial Officer